Exhibit 10.2

July 16, 2020

Dr. Birgitte Volck

[*****]

[*****]

Re:  Transitional Services and Separation Agreement

Dear Birgitte:

This letter agreement follows our conversations regarding your employment with AVROBIO, Inc. (the “Company”).  This confirms that you will be transitioning from your employment. We appreciate your contributions and would like to work with you to make this transition as smooth as possible. Consistent with that, the Company is offering you an opportunity continue your at-will employment during a transition period and then receive the severance pay and benefits provided in your Employment Agreement with the Company dated as of December 17, 2018 (the “Employment Agreement”). This is the “Separation Agreement and Release” referred to in the Employment Agreement.

•

As provided in the Employment Agreement, the Company shall pay you your Accrued Benefit, i.e.: (i) any base salary earned through the Separation Date (as defined below), unpaid expense reimbursements (subject to, and in accordance with, Sections 2(c) and 2(d) of the Employment Agreement) and unused vacation (which, to avoid doubt, equals 25 days of vacation, minus any approved vacation that you use during the Transition Period), in each case on or before the time required by law but in no event more than 30 days after the Separation Date; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

•

You are subject to continuing obligations under your AVROBIO, Inc. Employee Confidentiality, Assignment and Noncompetition Agreement dated December 17, 2018 (the “Restrictive Covenants Agreement”) and Sections 7 and 8 of the Employment Agreement (along with any other confidentiality and restrictive covenant obligation you have to the Company, the “Continuing Obligations”).

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  You and the Company agree as follows:

1.	Separation Date; Transition Period

If you enter into and comply with this Agreement you will continue to be employed until November 15, 2020 unless you resign, whether to begin alternative employment or otherwise, or you are terminated for Cause (as defined in your Employment Agreement) prior to that date.  Your last day of employment, whether it is November 15, 2020 or an earlier date, shall be referred to as the “Separation Date.”  The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period until September 30, 2020, you will (i) continue to provide your existing services to the Company; (ii) assist in the transition of your responsibilities and (iii) provide such other services as the Chief Executive Officer (the “CEO”) or the CEO’s designee reasonably requests.  Between October 1 and November 15, 2020, your only responsibility will be to provide services as may be requested from time to time by the Company’s CEO, to whom you will report.

You shall continue to receive your current salary and benefits as a regular employee during the Transition Period.  Your unvested stock options shall continue to vest in accordance with the Equity Documents (as defined below) during the Transition Period.  Your benefits will cease on the Separation Date, except as expressly provided in Section 2.

You acknowledge and agree that this Agreement constitutes proper notice of your termination under Section 3(f) of the Employment Agreement and that the Separation Date is the “Date of Termination” under the Employment Agreement.  You hereby agree to resign, effective as of the earlier of the Separation Date or September 30, 2020, from all other positions you occupy at the Company (including as President, Research and Development and as an executive officer of the Company), and agree to effectuate any documentation requested by the Company, in its reasonable good faith, to effectuate such resignation(s).

2.	Severance

Provided you (i) are not terminated by the Company for Cause (as defined in your Employment Agreement) and do not resign without Good Reason (as defined in your Employment Agreement) during the Transition Period and (ii) reaffirm the terms of this Agreement, including the release of claims, so that the release covers the period between the date of this Agreement and the Separation Date by signing and returning the Certificate attached as Exhibit A hereto after the Separation Date but no later than seven days after the Separation Date, you will be entitled to the following, as provided in Section 4(b) of the Employment Agreement:

(a)Severance Pay.  The Company shall pay you severance pay consisting of nine (9) months of your final base salary rate (the “Severance Pay”).  The Company shall pay you Severance Pay in a single lump sum payment during the first two weeks of January, 2021.

(b)Equity Acceleration; Extension of Exercise Period.

(i)On December 17, 2018, you were granted an option to purchase 293,000 shares of the Company’s common stock subject to applicable NASDAQ rules, with reference to the Company’s equity plan and the applicable stock option agreement (such rules and agreements collectively, the “Equity Documents”) (the “First Grant”). On March 4, 2020, you were granted another option to purchase 76,000 shares of the Company’s common stock, subject to the applicable Equity Documents (the “Second Grant”) (collectively, the “Options”).  As of the date of this Agreement, with respect to the First Grant, your option to purchase 109,875 Shares is vested and your option to purchase the remaining 183,125 Shares is unvested, and your Second Grant is wholly unvested. Your Options will continue to vest, as applicable, in accordance with and subject to the Equity Documents during the Transition Period until the Separation Date.

(ii)As provided in Section 4(b) of the Employment Agreement, notwithstanding anything to the contrary in the Equity Documents, all time-based stock options and other time-based stock-based awards held by you in which such stock option or other stock-based award would have vested if you had remained employed for an additional nine (9) months following the Separation Date (which would equal 54,936 accelerated shares subject to the First Grant and 28,498 accelerated shares subject to the Second Grant) shall vest and become exercisable or nonforfeitable as of the Separation Date.

(iii)Pursuant to the terms of the Equity Documents, you have three months from the Separation Date (the “Exercise Period”) to exercise your right to purchase up to the number of shares equal to your vested Options.  If you enter into and comply with this Agreement and subject to approval by the Company’s Board of Directors, the Exercise Period with respect to the vested Options shall be extended until 12 months from the Separation Date.  You acknowledge that as a result of this extension of the Exercise Period, to the extent your vested Options were incentive stock options, they will convert to nonqualified stock options, consistent with the Equity Documents and applicable law.  You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of the vested Options if you agree to the extension of the Exercise Period.  The Equity Documents shall otherwise be in full force and effect.

(c)Health Benefits.  Since you are not participating in the Company's group health plan, you will not be eligible for the health benefit continuation payments provided in Section 4(b)(iii) of the Employment Agreement.

(d)Bonus.  Although not provided in the Employment Agreement, you will be eligible to receive a prorated bonus calculated by multiplying your current bonus level (50%) of your base salary by a Company performance multiplier equal to the mean average of the performance multipliers of the other non-CEO members of the Company’s executive team (the “Bonus”).  Any Bonus will be prorated based on when the Separation Date occurs. Notwithstanding the foregoing, you will not be eligible for any Bonus in the unlikely event you are terminated by the Company for Cause.  The Company will pay any Bonus at the same time that the Company makes other bonus payments to employees (anticipated March 2021).

(e)Tax Expenses.  As provided in, and subject to, Section 2(d) of the Employment Agreement, the Company shall reimburse you for up to $20,000 for expenses directly related to tax advice and incurred by you with respect to each of calendar years 2019 and 2020, subject to your submission of documentation of such expenses promptly after they are incurred, not to exceed an aggregate of $40,000 in total (less any amounts previously reimbursed by the Company for such tax advice).

3.	Release of Claims

In consideration for, among other terms, your continued employment through the Transition Period and the payments and benefits set forth in this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

-	relating to your employment by and termination of employment with the Company;
-	of wrongful discharge or violation of public policy;
-	of breach of contract including, without limitation, the Employment Agreement;
-	of defamation or other torts;
-	of retaliation or discrimination under federal, state or local law (including, without limitation, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
-	under the Age Discrimination in Employment Act,
-	under any other federal or state statute
-	for any right to Garden Leave Pay or any other compensation under the Restrictive Covenants Agreement;
-

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

-	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect any vested rights you have under the Company’s Section 401(k) plan, any of your rights under any applicable Company insurance policy (including any applicable D & O insurance policy) or your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

4.	Return of Property

You shall not dispose of Company property (including information or documents, including computerized data Company and any copies made of any computerized data Company or software (“Documents”)), without authorization on or before the Separation Date.  You agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s commercial and technical strategies and mechanics associated with implementing those strategies.  After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.  Nothing in this Section limits your Continuing Obligations.

5.	Restrictive Covenants Agreement

You acknowledge and agree that in consideration for the compensation and benefits provided herein, you shall be bound in all respects by the post-employment noncompetition provision contained in Section 8(c) of the Restrictive Covenants Agreement, but you shall not be entitled to or eligible for any “Garden Leave Pay” or any other compensation under the Restrictive Covenants Agreement, and you hereby waive any right to or eligibility for any such Garden Leave Pay or other compensation.  Notwithstanding the foregoing, Section 8(c) of the Restrictive Covenants Agreement is hereby amended to replace the words:

“in connection with any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or any of its affiliates has under development or that are the subject of active planning at any time during my employment”

with

“to any business, person or organization that is developing, marketing or manufacturing, or actively planning to develop, market or manufacture, any gene therapy (regardless of modality) for the treatment any of the following lysosomal storage disorders (LSDs): Fabry disease, Gaucher disease, Pompe disease, Cystinosis or Hunter syndrome (MPS II).”

Except as specifically amended in this Section, the Continuing Obligations remain in full effect and are incorporated by reference herein.

6.	Non-Disparagement

You agree not to make any oral or written disparaging statements (including through social media) concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, members, directors, shareholders, employees or agents.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

7.	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

8.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

9.	Defend Trade Secrets Act Notice

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.	Other Provisions

(a)Termination of Severance Pay. As provided in Section 4(b) of the Employment Agreement, and without limiting the other legal or equitable remedies the Company may have for such breach, if you breach any of your Continuing Obligations, the Company shall have the right to require the return of some or all of the Severance Pay.  The foregoing will not affect your Continuing Obligations or any other of your obligations under this Agreement.

(b)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  All compensation and benefits hereunder shall be subject to applicable taxes.

(c)Waiver; Absence of Reliance.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except those that are expressly set forth herein.

(d)Jurisdiction; Governing Law; Interpretation.  Section 8 of the Employment Agreement (Arbitration of Disputes) shall remain in full effect and shall govern any disputes under this Agreement.  To the extent permitted by such Section 8, you and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.  This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

(e)Entire Agreement.  This Agreement, the Continuing Obligations and the Equity Documents constitute the entire agreement between you and the Company and supersede any previous agreements, understandings or communications between you and the Company.

(f)Time for Consideration; Effective Date.  The Company previously proposed an agreement to you in a letter dated June 29, 2020 (the “Initial Proposal”).  You were given the opportunity to consider the Initial Proposal for twenty-one (21) days from the date of the Initial Proposal (the “Consideration Period”).  The Company proposed this Agreement in place of the Initial Proposal following discussions between the parties, with the aid of counsel.  The last day of the Consideration Period remains unchanged by the offer of this Agreement in place of the Initial Proposal.  You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act.  You are advised to consult with an attorney before signing this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) business day revocation period (the “Revocation Period”).  This Agreement shall not become effective or enforceable during the Revocation Period.  It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

AVROBIO, Inc.

By:	/s/ Geoff MacKay
	Geoff MacKay	Date
President and CEO

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Birgitte Volck
Birgitte Volck	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, hereby acknowledge and certify that I entered into a Transitional Services and Separation Agreement with AVROBIO, Inc. (the “Company”), dated July 16, 2020 (the “Agreement”).  Capitalized but undefined terms in this Certificate are defined in the Agreement.  Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement.  For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date.  I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.
2.

In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.  I agree that I have been paid all unpaid wages and other compensation owed to me as of the Separation Date.  I also agree that none of my rights have been violated under any statute, common law or Company policy, program or agreement.  I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I represent that during the period since the date of the Agreement, I have not made any disclosures contrary to my obligations under Section 7 (“Confidentiality of Agreement-Related Information”).
6.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Birgitte Volck

Date